Exhibit 10.1

FIRST AMENDMENT

TO THIRD AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This First Amendment to Third Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into this 26th day of April, 2018, by and among (i) SILICON VALLEY BANK, a California corporation with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 380 Interlocken Crescent, Suite 600, Broomfield, Colorado 80021 (“Bank”), (ii) STEREOTAXIS, INC., a Delaware corporation (“Stereotaxis”) and, (iii) STEREOTAXIS INTERNATIONAL, INC., a Delaware corporation (“International”, and together with Stereotaxis, individually and collectively, jointly and severally, the “Borrower”).

RECITALS

A.    Bank and Borrower have previously entered into that certain Third Amended and Restated Loan and Security Agreement dated as of November 7, 2017 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B.    Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.    Borrower has requested that Bank amend the Loan Agreement to (i) extend the Revolving Line Maturity Date, (ii) modify the financial covenants; and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.    Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.    Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.    Amendments to Loan Agreement.

2.1    Section 2.2 (Revolving Line). Subsection (a) of Section 2.2 is hereby amended in its entirety and replaced with the following:

“(a)    Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, from and after the First Amendment Effective Date, upon completion of an audit and inspection of the Collateral, with results acceptable to Bank, in its sole and absolute discretion, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.”

2.2    Section 2.4 (Payment of Interest on the Credit Extensions). Subsection (a) of Section 2.4 is amended in its entirety and replaced with the following:

“(a)    Interest Rate; Advances. Subject to Section 2.4(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of (X) one and one-half of one percent (1.50%) above the Prime Rate; and (Y) four and one-half of one percent (4.50%); provided, that, during a Streamline Period, the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of (X) the Prime Rate; and (Y) four and one-half of one percent (4.50%). Such interest shall in any event be payable monthly in accordance with Section 2.4(d) below.”

2.3    Section 2.5 (Fees). Subsections (a), (b) and (c) of Section 2.5 are amended in their entirety and replaced with the following:

“(a)    Termination Fee. Upon termination of this Agreement or the termination of the Revolving Line for any reason prior to the Revolving Line Maturity Date, in addition to the payment of any other amounts then-owing, a termination fee in an amount equal to One Hundred Fifty Thousand Dollars ($150,000.00); provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from Bank;

(b)    Unused Revolving Line Facility Fee. Payable quarterly in arrears on the last day of each calendar quarter occurring prior to the Revolving Line Maturity Date, and on the Revolving Line Maturity Date, a fee (the “Unused Revolving Line Facility Fee”) in an amount equal to one-eighth of one percent (0.125%) per annum of the average unused portion of the Revolving Line, as determined by Bank, computed on the basis of a year with the applicable number of days as set forth in Section 2.4(d). The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (i) the Revolving Line, and (ii) the average for the period of the daily closing balance of the Revolving Line outstanding;

(c)    [(Reserved);] and”

2.4    Section 6.2 (Financial Statements, Reports, Certificates). Subsections (a), (b), (c) and (d) are amended in their entirety and replaced with the following:

“(a)    a Borrowing Base Report (and an A/R ledger agings report, in form and substance reasonably acceptable to Bank, together with any schedules related thereto and including any other information requested by Bank with respect to Borrower’s Accounts) (i) with each request for an Advance; (ii) within thirty (30) days after the end of each month in which there were outstanding Advances at any time during such month; and (iii) within thirty (30) days after the end of each fiscal quarter in which there were no outstanding Advances at any time during such fiscal quarter;

(b)    (i) within thirty (30) days after the end of each month in which there were outstanding Advances at any time during such month; and (ii) within thirty (30) days after the end of each fiscal quarter in which there were no outstanding Advances at any time during such fiscal quarter, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, (C) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, Deferred Revenue report and general ledger, and (D) monthly perpetual inventory reports for Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Bank in its good faith business judgment;

(c)     (i) within thirty (30) days after the end of each month in which there were outstanding Advances at any time during such month; or (ii) within thirty (30) days after the end of each fiscal quarter in which there were no outstanding Advances at any time during such fiscal quarter, a company prepared consolidated and consolidating balance sheet, statement of cash flows and income statement covering Borrower’s and each of its Subsidiary’s operations for such month/quarter, as applicable, certified by a Responsible Officer and in a form acceptable to Bank (the “Monthly Financial Statements”);

(d)    (i) within thirty (30) days after the end of each month in which there were outstanding Advances at any time during such month; and (ii) within thirty (30) days after the end of each fiscal quarter in which there were no outstanding Advances at any time during such fiscal quarter, and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month/quarter, as applicable, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request, including, without limitation, a statement that at the end of such month/quarter, as applicable, there were no held checks;”

2.5    Section 6.3 (Accounts Receivable). Subsections (c) and (d) are amended in their entirety and replaced with the following:

“(c)    Collection of Accounts. Borrower shall direct Account Debtors to deliver or transmit all proceeds of Accounts into a lockbox account, or such other “blocked account” as specified by Bank (either such account, the “Cash Collateral Account”). Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts to the Cash Collateral Account. Subject to Bank’s right to maintain a reserve pursuant to Section 6.3(d), all amounts received in the Cash Collateral Account shall be (i) when a Streamline Period is not in effect, applied to immediately reduce the Obligations under the Revolving Line (unless Bank, in its sole discretion, at times when an Event of Default exists, elects not to so apply such amounts), or (ii) when a Streamline Period is in effect, transferred on a daily basis to Borrower’s operating account with Bank. Borrower hereby authorizes Bank to transfer to the Cash Collateral Account any amounts that Bank reasonably determines are proceeds of the Accounts (provided that Bank is under no obligation to do so and this allowance shall in no event relieve Borrower of its obligations hereunder).

(d)    Reserves. Notwithstanding any terms in this Agreement to the contrary, at times when an Event of Default exists, Bank may hold any proceeds of the Accounts and any amounts in the Cash Collateral Account that are not applied to the Obligations pursuant to Section 6.3(c) above (including amounts otherwise required to be transferred to Borrower’s operating account with Bank when a Streamline Period is in effect), as a reserve to be applied to any Obligations regardless of whether such Obligations are then due and payable.”

2.6    Section 6.9 (Financial Covenants). Section 6.9 is amended in its entirety and replaced with the following:

“6.9    Financial Covenants. Maintain the following, as indicated, on a consolidated basis with respect to Borrower:

(a)    Liquidity Ratio. Maintain as of the last day of each calendar month, and as of the request date and the Funding Date of each request for an Advance, a Liquidity Ratio greater than 1.50:1.00, which Liquidity Ratio shall at all times include not less than One Million Five Hundred Thousand Dollars ($1,500,000.00) of Borrower’s unrestricted cash and Cash Equivalents maintained at Bank (prior to giving effect to any such requested Advance).”

2.7    Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 are deleted in their entirety and replaced with the following:

“    “Liquidity Ratio” is, as of any date of measurement, (X) the sum of (i) Borrower’s unrestricted cash and Cash Equivalents maintained at Bank plus (ii) Borrower’s Eligible Accounts divided by (Y) total outstanding Obligations of Borrower owed to Bank.”

“    “Revolving Line Maturity Date” is April25, 2019.”

2.8    Section 13 (Definitions). The following new defined terms are hereby inserted alphabetically in Section 13.1, each in its appropriate alphabetical order:

“    “First Amendment Effective Date” is April 26, 2018.”

“    “Streamline Period” is, on and after the First Amendment Effective Date, provided no Event of Default has occurred and is continuing, the period (a) commencing on the first day of the month following the day that Borrower provides to Bank a written report that Borrower has, for each consecutive day in the immediately preceding monthly period, maintained a Liquidity Ratio greater than 1.75:1.00, as determined by Bank in its discretion (the “Streamline Threshold”); and (b) terminating on the earlier to occur of (i) the occurrence of an Event of Default, and (ii) the first day thereafter in which Borrower fails to maintain the Streamline Threshold, as determined by Bank in its discretion. Upon the termination of a Streamline Period, Borrower must maintain the Streamline Threshold each consecutive day for one (1) fiscal quarter as determined by Bank in its discretion, prior to entering into a subsequent Streamline Period. Borrower shall give Bank prior written notice of Borrower’s election to enter into any such Streamline Period, and each such Streamline Period shall commence on the first day of the monthly period following the date Bank determines, in its reasonable discretion, that the Streamline Balance has been achieved.”

“    “Streamline Threshold” is defined in the definition of Streamline Period.”

2.9    Section 13 (Definitions). The following defined terms are hereby deleted from Section 13.1:

“    “Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries, minus (b) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and capitalized research and development expenses (except prepaid expenses), (iii) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (c) Total Liabilities, plus (d) mark-to-market liabilities established in accordance with GAAP as a result of non-cash, mark-to-market adjustments, of the value of warrants and other derivative liabilities of the Borrower.”

“    “Total Liabilities” is, on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, including, without limitation, all Credit Extensions.”

2.10    Exhibit B (Compliance Certificate). The Compliance Certificate appearing as Exhibit B to the Loan Agreement is deleted in its entirety and replaced with the Compliance Certificate attached as Schedule 1 attached hereto.

3.    Limitation of Amendments.

3.1    The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2    This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.    Fees. In connection with this Amendment, Borrower shall reimburse Bank for all legal fees (not to exceed Five Thousand Dollars ($5,000.00)), and expenses incurred in connection with the existing Loan Documents and this Amendment.

5.    Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

5.1    Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

5.2    Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3    The organizational documents of Borrower previously delivered to Bank remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

5.5    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

5.6    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this

Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

5.7    This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6.    Ratification of Perfection Certificate. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of November 7, 2017, as amended, restated, modified and/or supplemented through and including the First Amendment Effective Date, and acknowledges, confirms and agrees that the disclosures and information Borrower provided to Bank in such Perfection Certificate, as so amended, restated, modified and/or supplemented through and including the First Amendment Effective Date, have not changed, as of the date hereof.

7.    Ratification of Intellectual Property Security Agreement. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Amended and Restated Intellectual Property Security Agreement dated as of November 7, 2017 between Borrower and Bank, and acknowledges, confirms and agrees that said Intellectual Property Security Agreement (a) contains an accurate and complete listing of all Intellectual Property Collateral (as defined therein) and (b) shall remain in full force and effect.

8.    Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

9.    Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

10.    Conditions to Effectiveness. Borrower hereby agrees that the following documents shall be delivered to the Bank prior to or concurrently with the execution of this Amendment, each in form and substance satisfactory to the Bank (collectively, the “Conditions Precedent”):

10.1    A duly executed copy of this Amendment;

10.2    payment of the Bank Expenses then due as specified in Section 4 hereof; and

10.3    such other documents as Bank may reasonably request.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWER:

STEREOTAXIS, INC.

By: /s/ Martin C. Stammer Name: Martin C. Stammer Title: CFO

STEREOTAXIS INTERNATIONAL, INC.

By: /s/ Martin C. Stammer Name: Martin C. Stammer Title: President

BANK:

SILICON VALLEY BANK

By: /s/ Tom Hertzberg
Name: /s/ Tom Hertzberg Title: Director

Schedule 1 to First Amendment

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	STEREOTAXIS, INC. and STEREOTAXIS INTERNATIONAL, INC.

The undersigned authorized officer of STEREOTAXIS, INC., a Delaware corporation and STEREOTAXIS INTERNATIONAL, INC., a Delaware corporation (collectively, jointly and severally, the “Borrower”) certifies that under the terms and conditions of the Third Amended and Restated Loan and Security Agreement between Borrower and Bank (as amended, the “Agreement”), (1) Borrower is in complete compliance for the period ending                                      with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with generally GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly/quarterly, as applicable, financial statements with Compliance Certificate	(i) within thirty (30) days after the end of each month in which there were outstanding Advances at any time during such month; and (ii) within thirty (30) days after the end of each fiscal quarter in which there were no outstanding Advances at any time during such fiscal quarter	Yes No
Annual financial statement (CPA Audited) + CC	FYE within120 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
A/R & A/P Agings, Deferred Revenue and Inventory Reports	Monthly within 30 days	Yes No
Borrowing Base Report (and an A/R ledger agings report together with any schedules related thereto and including any other information requested by Bank with respect to Borrower’s Accounts)

(i) with each request for an Advance; (ii) within thirty

(30) days after the end of each month in which there were outstanding Advances at any time during such month; and (iii) within thirty (30) days after the end of each fiscal quarter in which there were no outstanding Advances at any time during such fiscal quarter

Yes No
Projections	Annually within 30 days prior to FYE	Yes No

The following Intellectual Property was registered after the Effective Date (if no registrations, state “None”)

Financial Covenant	Required	Actual	Complies
Maintain as indicated:
Minimum Liquidity Ratio (tested monthly and with each request for and Advance) Borrower’s unrestricted cash and Cash Equivalents maintained at Bank not less than $1,500,000.00	1.50:1.00	:1.00	Yes No

Streamline Period		Applies
Liquidity Ratio > 1.75:1.00	Collections transferred to operating account Interest Rate: greater of (X) the Prime Rate; and (Y) four and one-half of one percent (4.50%)	Yes No
Liquidity Ratio < 1.75:1.00	Collections applied to reduce outstanding Advances Interest Rate: greater of (X) one and one-half of one percent (1.50%) above the Prime Rate; and (Y) four and one-half of one percent (4.50%)	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

STEREOTAXIS, INC.	BANK USE ONLY
STEREOTAXIS INTERNATIONAL, INC.

Received by:
By:		AUTHORIZED SIGNER
Name:	Date:

Title:	Verified:
AUTHORIZED SIGNER
Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

Dated:

I.	Liquidity Ratio (Section 6.9(a))

Required: Maintain as of the last day of each calendar month, and as of the request date and the Funding Date of each request for an Advance, a Liquidity Ratio greater than 1.50:1.00, which Liquidity Ratio shall at all times include not less than One Million Five Hundred Thousand Dollars ($1,500,000.00) of Borrower’s unrestricted cash and Cash Equivalents maintained at Bank (prior to giving effect to any such requested Advance).

Actual:

A.	Borrower’s unrestricted cash AND Cash Equivalents maintained at Bank	$

B.	Borrower’s Eligible Accounts	$

C.	LIQUIDITY [line A plus line B]	$

D.	Total outstanding Obligations of Borrower owed to Bank	$

E.	LIQUIDITY RATIO [line C divided by line D]	:1.00

Is line A equal to or greater than $1,500,000.00?

No, not in compliance	Yes, in compliance

Is line E greater than 1.50:1.00?

No, not in compliance	Yes, in compliance

Is line E greater than 1.75:1.00?

No, Streamline Threshold NOT met	Yes, Streamline Threshold achieved